Ex-99.d.iii

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

Agreement made as of                                       between O'Shares Investment Advisers, LLC (the "Adviser"), a Delaware limited liability company with its principal offices located at  1010 Sherbrooke St. West, Suite 2510, Montreal, QC H3A 2R7 (Canada), and Vident Investment Advisory, LLC (the "Sub-Adviser"), a Delaware limited liability company with its principal offices located at 300 Colonial Center Parkway, Suite 330, Roswell, Georgia 30076.

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"), and engages in the business of providing investment management services; and

WHEREAS, the Adviser has entered into an investment advisory agreement dated December 12, 2016 (the "Investment Advisory Agreement") with OSI ETF Trust (the "Trust"), an investment company registered with the U.S. Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, (the "1940 Act"); and

WHEREAS, the Sub-Adviser is a registered investment adviser under the Advisers Act, and engages in the business of providing investment management services; and

WHEREAS, the Board of Trustees of the Trust (the "Board" or the "Trustees") and the Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the funds specified in Schedule A hereto, as amended from time to time, each a series of the Trust (each a "Fund" and collectively, the "Funds"), in the manner and on the terms hereinafter set forth; and

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement, subject to the approval of the Board, to select sub-advisers for each Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.  APPOINTMENT AND DELIVERY OF DOCUMENTS.

(a) The Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for each Fund, subject to the supervision and oversight of the Adviser and the Trustees, and in accordance with the terms and conditions of this Agreement. As sub-adviser to each Fund, the Sub-Adviser will perform certain of the day-to-day operations of the Funds, including the day-to-day trading, rebalancing and cash management of each Fund's assets. The Sub-Adviser will manage the investment and reinvestment of the assets of the Funds and determine the composition of the assets of the Funds in accordance with the terms of this Agreement and the relevant Fund's currently effective registration statement of the Trust under the Securities Act of 1933 (the "1933

Act"), and the 1940 Act, and any amendments or supplements thereto (the "Registration Statement"). The Sub-Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Adviser, the Trust or a Fund in any way, or in any way be deemed an agent of the Adviser, the Trust or a Fund. The Sub-Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of each Fund and shall record and implement such decisions and shall furnish the Adviser and the Board with such information and reports regarding the Funds' investments as the Sub-Adviser deems appropriate or as the Adviser or the Board may reasonably request.

(b) The Trust will deliver to the Adviser copies of the Trust's Trust Instrument and Bylaws (collectively, as amended from time to time, "Governing Documents"). The Sub-Adviser will deliver to the Adviser and the Trust a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the "Code"). The Sub-Adviser shall promptly furnish the Adviser and the Trust with all material amendments of or supplements to the Code and shall furnish the Adviser and the Trust with all updated versions of the Code at least annually.

2.  REPRESENTATIONS AND DUTIES OF SUB-ADVISER.

(a) Subject to the supervision and direction of the Adviser and Trustees, the Sub-Adviser will provide a continuous investment program for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in a Fund. The Sub-Adviser will determine, from time to time, what securities and other investments will be purchased, retained or sold by a Fund. In making purchases and sales of securities and other investment assets for a Fund, the Sub-Adviser shall comply with the directions set from time to time by the Adviser, the Board and the limitations imposed by the Trust's Trust Instrument and Bylaws Governing Documents and the relevant Fund's Registration Statement, the limitations in the 1940 Act, the Securities Act of 1933, the Internal Revenue Code of 1986, as amended, and other applicable laws.

(b) The Sub-Adviser agrees that, in placing orders with brokers, it will attempt to obtain the best net result in terms of price and execution; provided that, consistent with Section 28(e) of the Securities and Exchange Act of 1934, (the "1934"), the Sub-Adviser may cause a Fund to pay to any broker-dealer who provides such services a commission that exceeds the commission such Fund might have paid to a different broker-dealer for the same transaction if the Adviser determines in good faith that the commission was reasonable in relation to the value of research, analysis, advice and similar services provided by the broker-dealer, valued in terms of that particular transaction or the Adviser's overall responsibilities with respect to the accounts as to which the Adviser exercises investment discretion. The Sub-Adviser may aggregate sales and purchase orders of the assets of a Fund with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same asset on behalf of a Fund and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(c) The Sub-Adviser will maintain records relating to portfolio transactions on behalf of a Funds and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act. The Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Adviser pursuant to this Agreement required to be prepared and maintained by the Sub- Adviser, Adviser or the Trust pursuant to applicable law. To the extent required by law, the books and records pertaining to the Trust which are in possession of the Sub-Adviser shall be the property of the Trust. The Trust, or its representatives, shall have access to such books and records at all times during the Sub-Adviser's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Sub-Adviser to the Trust or its representatives.

(d) The Sub-Adviser will provide the Funds' custodian and fund accountant on each business day with such information relating to all transactions concerning each Fund's assets as the custodian and fund accountant may reasonably require to provide contracted for services to the Trust and Funds. The Sub-Adviser will also assist in any fair valuation of Fund assets by, among other things, using reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Adviser or the Sub-Adviser for each asset for which a Fund's fund accountant cannot obtain prices in the ordinary course of business.

 (e) The Sub-Adviser will furnish the Adviser and the Board with such information and reports as the Adviser and the Board may reasonably request. The Sub-Adviser will notify the Adviser and the Trust of any change of control of the Sub-Adviser and any changes in the key personnel who are either the portfolio manager(s) of a Fund or senior management of the Sub-Adviser, in each case prior to or promptly after such change.

(f) The Sub-Adviser will cooperate with the Funds' independent public accountants and shall take reasonable action to make all necessary information available to those accountants for the performance of the accountants' duties.

(g) The Sub-Adviser will provide the Funds' custodian(s) and fund accountant on each business day with such information relating to all transactions concerning each Fund's assets as the custodian and fund accountant may reasonably require. In this respect, the Sub-Adviser shall determine and make such modifications to the identity and number of shares of the securities to be accepted pursuant to such Fund's benchmark index or portfolio, as applicable, in exchange for creation units for each Fund and the securities that will be applicable that day to redemption requests received for such Fund, including as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust's custodian or other service provider, as necessary, with respect to such designations).

(h) The Sub-Adviser represents and warrants that: (i) it is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise.

3. FURTHER DUTIES. In all matters relating to the performance of this Agreement, the Sub-Adviser will act in conformity with the Governing Documents and relevant Fund's Registration Statement and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations applicable to the Trust and the Funds.

4. SERVICES NOT EXCLUSIVE. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive and Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby or unless otherwise agreed to by the parties hereunder in writing. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5. COMPENSATION. As compensation for the services to be rendered to the Funds by the Sub-Adviser under the provisions of this Agreement, the Adviser shall pay to the Sub-Adviser an annual fee equal to the amount of the daily average net assets of such Fund shown on Schedule A attached hereto, payable on a monthly basis within 30 days after month's-end. If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 30 days after the date of termination.

6.	STANDARD OF CARE; LIMITATIONS OF LIABILITY.

(a) The Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser, any Fund, the Trust or any of its shareholders, in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of the Sub-Adviser, who may be or become an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to any Fund or the Trust or acting with respect to any business of such Fund or the Trust, to be rendering such service to or acting solely for any Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of Sub-Adviser even though paid by it.

(b) Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Adviser's employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

7.	DURATION AND TERMINATION.

(a)          This Agreement shall become effective upon the date set forth above, provided that, with respect to any Fund, this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of the Board members who are not "interested" within the meaning of the 1940 Act ("Independent Board Members"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Fund's outstanding voting securities, if required by the 1940 Act or other applicable law.

(b)          Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date of effectiveness for each Fund as set forth on Schedule A to this Agreement. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually: (i) by a vote of a majority of the Independent Board Members of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or, with respect to any given Fund, by vote of a majority of the outstanding voting securities of such Fund.

(c)          Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time, without the payment of any penalty, (i) by the Adviser or Trust pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of such Fund, on 60 days' written notice to the Sub-Adviser or (ii) by the Sub-Adviser, on 60 days' written notice to the Adviser. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for the obligation of the Adviser to pay the Sub-Adviser the fee provided in Section 5 hereof. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment or termination of the Investment Advisory Agreement between the Adviser and the Trust. This Agreement shall automatically terminate in the event of its assignment unless the parties hereto, by agreement, obtain an exemption from the SEC from provisions of the 1940 Act pertaining to the subject matter of this paragraph.

8.                AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this

Agreement as to any given Fund shall be effective until approved by vote of a majority of such Fund's outstanding voting securities, if required by the 1940 Act or other applicable law. No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.

9.                 MISCELLANEOUS.

(a) In connection with a renewal of or amendment to this Agreement, it shall be the duty of the Board to request and evaluate, and the duty of the Sub-Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any amendment thereto.

(b) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that to the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

(c) Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e) Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(g) Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(h) Notices. Notices, requests, instructions and communications sent to the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given, provided such notice was provided by a reputable overnight courier, facsimile, or return receipt email.

(i) Meaning of Terms. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment ," "broker," "investment adviser," "national securities exchange," "net assets," "prospectus," "sale," "sell" and "security"

shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. All references to the 1933 Act, 1934 Act or 1940 Act shall be deemed to incorporate any rules, regulations, SEC interpretations or orders thereunder. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, interpretation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(j) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

O'SHARES INVESTMENT ADVISERS, LLC		VIDENT INVESTMENT ADVISORY, LLC

Louise Anne Poirier	Date	Denise M. Krisko	Date
CFO/CCO		President

SCHEDULE A

Fees

Fund	Effective Date	Inception Date
O'Shares FTSE Russell Emerging Markets Quality Dividend ETF	December 12, 2016
O'Shares FTSE Russell Emerging Markets Quality Dividend ETF (Currency Hedged)	December 12, 2016
O'Shares FTSE Russell International Quality Dividend ETF	December 12, 2016
O'Shares FTSE Russell International Quality Dividend ETF (Currency Hedged)	December 12, 2016
O'Shares FTSE Russell Small Cap Quality Dividend ETF	December 12, 2016

1. Minimum Fee.  The minimum annual fee ("Minimum Fee"), measured from the date on which a Fund is first listed on an exchange ("Inception Date"), shall be:

a. $15,000 per Fund if five (5) or fewer Funds are sub-advised by the Sub-Adviser.

b. $10,000 per Fund if more than five (5) Funds are sub-advised by the Sub-Adviser.

2. Variable Fee.  The variable fee (the "Variable Fee") shall be calculated based on average daily net assets under management ("AUM") of all Funds sub-advised by Sub-Adviser cumulatively as follows:

AUM	Variable Fee (basis points)
$0 - $250,000,000	4
$250,000,001 - $500,000,000	3
$500,000,001 - $1,000,000,000	2
> $1,000,000,001	1

Payment of the Variable Fee to the Sub-Adviser will be deferred for the initial six months after the Inception Date of the first Fund that is launched.

3. International Equity Premium.  The Variable Fee for average daily net AUM attributable to non-domestic assets shall be increased by one (1) basis point.

4. Total Fee.  The Adviser shall pay to the Sub-Adviser a total fee (the "Total Fee") equal to the greater of: (a) the aggregate Minimum Fee for all Funds sub-advised by the Sub-Adviser; or (b) the Variable Fee (including the International Equity Premium).

5. Cap on Total Fee.  If the calculation of the Total Fee is based on the Variable Fee under 5(b), the Total Fee shall be reduced to the extent that the Variable Fee (including the International Equity Premium) attributable to the AUM of a Fund exceeds an amount equal to 10% of that Fund's "total expense ratio," as set forth in the prospectus for that Fund in effect at the time of the calculation.